Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES ANNOUNCES LEADERSHIP CHANGES

Elkhart, Indiana - November 1, 2022 - LCI Industries (NYSE: LCII), which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today announced that Brian Hall, LCI Industries’ Executive Vice President and Chief Financial Officer, has notified the Company of his intention to resign from the Company to pursue philanthropic ventures and opportunities as well as to spend more time with his family. Mr. Hall will remain in his current position until June 2023 or until his successor is appointed, if earlier.

“The Board and I thank Brian for his dedication and many contributions to LCI during his tenure,” said Jason Lippert, LCI Industries' President and Chief Executive Officer. “As a key member of our executive management team, he has played an integral part of shaping and executing the Company’s diversification strategy. Through Brian's leadership, he has built a strong team of financial professionals poised to support LCI into the future. The Board has initiated a search to identify Brian’s successor, and we sincerely appreciate his full support to ensure a smooth transition. On behalf of the Board and the entire LCI team, we wish him all the best in this next chapter.”

“It has been a privilege to be part of the LCI Industries team,” said Mr. Hall. “I am thankful to have had the opportunity to work with so many talented individuals over the years. While this was a difficult decision, I made it in the best interests of my family and know that the Company is well-positioned for the future. I am committed to helping with a successful transition of our finance leadership.”

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

###